Exhibit 3.1

BANC OF CALIFORNIA, INC.

AMENDMENT NO. 1 TO THE

FOURTH AMENDED AND RESTATED BYLAWS

On June 30, 2016, the Board of Directors of Banc of California, Inc. (the “Corporation”), in accordance with the Fourth Amended and Restated Bylaws of the Corporation (the “Bylaws”) and the Maryland General Corporation Law, approved and adopted the following amendment to the Bylaws, to be effective immediately.

1.	Section 1.06 of the Bylaws is hereby amended and restated in its entirety to read as follows:

1.06. Voting; Proxies.

A. Unless the Corporation’s Charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Except for the election of directors, and except as otherwise required by law or as provided in the Corporation’s Charter, all matters on which stockholders shall vote shall be determined by a majority of the votes cast at the meeting. For purposes of these Bylaws, votes cast shall not include any shares held in the street name for which voting instructions have not been received from the beneficial owner and for which the broker does not have discretionary authority to vote (“broker non-votes”) and any abstentions; provided that broker non-votes and abstentions shall be counted as present for purposes of determining a quorum.

B. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, a majority of the shares of capital stock entitled to vote at any meeting for the election of directors at which a quorum is present shall elect directors. For purposes of the foregoing sentence, a majority of shares of capital stock entitled to vote shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of shares of capital stock entitled to vote with respect to that director’s election regardless of whether such shares are present at the meeting in person or by proxy. If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors. The Nominating Committee (or similar committee) shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating Committee’s (or similar committee’s) recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. The Nominating Committee (or similar committee) in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating Committee (or similar committee) or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors and/or such director is reappointed to the Board pursuant to the provisions of Section 2.02 of these Bylaws, such director shall continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this Bylaw, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2.02 of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Section 2.01 of these Bylaws.

C. A stockholder may vote the stock the stockholder owns of record either in person or by proxy. A stockholder may sign a writing authorizing another person to act as proxy. Signing may be accomplished by the stockholder or the stockholder’s authorized agent signing the writing or causing the stockholder’s signature to be affixed to the writing by any reasonable means, including facsimile signature. A stockholder may authorize another person to act as proxy by transmitting, or authorizing the transmission of a telegram, cablegram, datagram, electronic mail or other means of electronic transmission to the person authorized to act as proxy or to a proxy solicitation firm, proxy support service organization, or other person authorized by the person who will act as proxy to receive the transmission. Unless a proxy provides otherwise, it is not valid more than 11 months after its date. A proxy is revocable by a stockholder at any time without condition or qualification unless the proxy states that it is irrevocable and the proxy is coupled with an interest. A proxy may be made irrevocable for so long as it is coupled with an interest. The interest with which a proxy may be coupled includes an interest in the stock to be voted under the proxy or another general interest in the Corporation or its asset or liabilities.

2.	Section 1.09(C) of the Bylaws is hereby amended by adding the following words to the end of the first sentence thereof:

; and (5) will abide by the requirements of Section 1.06(B) of these Bylaws

3.	Section 2.09 of the Bylaws is hereby amended and restated in its entirety to read as follows:

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees (and expenses, if any) and other compensation (including performance-based awards and equity awards) for their services as directors, including, without limitation, their services as members of committees of the Board of Directors, and taking into account their individual roles on the Board of Directors and succession planning.

2